Exhibit 99.1
TUCOWS INC. REPORTS FINANCIAL RESULTS FOR

SECOND QUARTER OF 2011

TORONTO, Aug. 10, 2011 – Tucows Inc. (NYSE AMEX:TCX, TSX:TC), a global provider of domain names, email and other Internet services, today reported its financial results for the second quarter ended June 30, 2011. All figures are in U.S. dollars.

Summary Financial Results
(Numbers in Thousands of US Dollars, Except Per Share Data)

	3 Months Ended June 30, 2011 (unaudited)	3 Months Ended June 30, 2010 (unaudited)	6 Months Ended June 30, 2011 (unaudited)	6 Months Ended June 30, 2010 (unaudited)
Net revenue	23,046	20,847	45,601	41,292
Net income (loss) for the period	566	(772)	1,294	(203)
Net earnings (loss) per common share	0.01	(0.01)	0.02	0.00
Net cash provided by operating activities	825	1,173	1,587	2,552

Summary of Revenues and Cost of Revenues
(Numbers in Thousands of US Dollars)

	Revenue		Cost of Revenue
	3 Months Ended June 30, 2011 (unaudited)	3 Months Ended June 30, 2010 (unaudited)	3 Months Ended June 30, 2011 (unaudited)	3 Months Ended June 30, 2010 (unaudited)
OpenSRS:
Domain Service	18,220	15,749	15,101	13,090
Email Service	629	581	94	117
Other services	1,238	1,085	400	400
Total OpenSRS services	20,087	17,415	15,595	13,607

YummyNames	1,295	1,632	207	254
Hover	1,278	1,111	419	350
Butterscotch	386	689	4	25

Network, other costs	-	-	1,235	1,220
Network, depreciation and amortization costs	-	-	220	328
Total revenue/cost of revenue	23,046	20,847	17,680	15,784

“Our financial results are once again demonstrative of the consistency and reliability in our business, within the context of growth,” said Elliot Noss, President and CEO of Tucows. “Revenue grew by almost 11% year-over-year to a record $23 million and we again generated solid cash flow from operations.  The OpenSRS Domain Service was especially strong with year-over-year growth in transaction volumes of 15% to more than 2 million registrations, the second consecutive quarter we have exceeded this threshold.  At the same time, our ability to improve operating efficiencies has enabled us to mitigate the unfavorable impact of the stronger Canadian dollar.  With what we believe is the best distribution channel in the Internet economy, we remain well positioned to consistently generate cash flow from operations while launching new services with minimal impact on operating expenses.”

Net revenue for the second quarter of 2011 increased 10.6% to $23.0 million from $20.8 million for the second quarter of 2010.

Net income for the second quarter of 2011 was $0.6 million, or $0.01 per share, compared with a loss of $0.8 million, or $0.01 per share, for the second quarter of 2010.  As a result of a significant proportion of the Company’s expenses being incurred in Canadian dollars, net income was dampened by the strength of the Canadian dollar, which was on average 6% higher relative to U.S. dollar in the second quarter of 2011 compared with the second quarter of 2010. The Company has been able to mitigate some of the impact of the stronger Canadian dollar through its currency hedging strategy, as well as improved operating efficiencies.

Deferred revenue at the end of the second quarter of 2011 was $66.8 million, an increase of 11.3% from $60.0 million at the end of the second quarter of 2010 and an increase of 3.0% from $64.9 million at the end of the first quarter of 2011.

Cash and cash equivalents at the end of the second quarter of 2011 were $4.3 million compared with $4.1 million at the end of the second quarter of 2010 and $4.2 million at the end of first quarter of 2011.  Cash flow from operating activities of $0.8 million in the second quarter of 2011 was partially offset by the use of $0.5 million for repayment of the Company's bank loan and $0.2 million for investment in equipment.

Subsequent to the end of the quarter, Tucows announced that it had acquired all the shares of EPAG Domainservices GmbH from QSC AG for approximately US$2.5 Million (€1.5 Million to purchase the shares and the settlement of a working capital adjustment of €0.25 Million) through an all-cash transaction. EPAG, based in Bonn, Germany, is an ICANN-accredited registrar with over 400,000 domains under management and is notable for offering over 200 Top Level Domains (TLDs). Tucows plans to continue serving EPAG customers and resellers via existing EPAG tools and will also integrate EPAG's domain services into its own OpenSRS wholesale domain registration service. This acquisition further strengthens OpenSRS' position as a leader in wholesale domain registration and extends its commitment to providing broad TLD coverage to its resellers. With this acquisition OpenSRS will now manage over 11.5 million domain names and by the end of the year OpenSRS resellers will have access to over 200 TLDs.

Conference Call

Tucows management will host a conference call today, Wednesday, August 10, 2011, at 5:00 p.m. (ET) to discuss it’s the Company’s second quarter 2011 results. Participants can access the conference call via the Internet at http://tucowsinc.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-855-859-2056 and enter the pass code 87493993 followed by the pound key.  The telephone replay will be available until Wednesday, August 17, 2011 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://tucowsinc.com/investors.

About Tucows

Tucows is a global Internet services company. OpenSRS manages over eleven million domain names and millions of email boxes through a reseller network of over 12,000 web hosts and ISPs. Hover is the easiest way for individuals and small businesses to manage their domain names and email addresses. YummyNames owns premium domain names that generate revenue through advertising or resale. Butterscotch.com is an online video network building on the foundation of Tucows Downloads.  More information can be found at http://tucowsinc.com.

 This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995.  In particular, this release includes forward looking statements regarding our expectations as to our financial results, our future growth and our ability to generate cash and return capital to shareholders.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Information about potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made.  Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

For further information:

Lawrence Chamberlain
TMX Equicom for Tucows Inc.
(416) 815-0700 ext. 257
lchamberlain@equicomgroup.com

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